Exhibit 1.1

EXECUTION VERSION

DUPONT DE NEMOURS, INC.

Debt Securities

UNDERWRITING AGREEMENT

April 28, 2020

Ladies and Gentlemen:

DuPont de Nemours, Inc., a Delaware corporation (the “Company”), proposes to issue and sell from time to time certain of its debt securities registered under the registration statement referred to in Section 1(a) (“Securities”). The Securities will be issued under an indenture, dated as of November 28, 2018, between the Company and U.S. Bank National Association, as Trustee, as supplemented through the Closing Date, as defined below (the “Indenture”), and will have varying designations, interest rates and times of payment of any interest, maturities, redemption provisions and other terms, with all such terms for any particular series of the Securities being determined at the time of the sale. Particular series of the Securities may be sold to you and to such other firms on whose behalf you may act for resale in accordance with terms of offering determined at the time of sale. The Securities involved in any such offering are hereinafter referred to as the “Purchased Securities.” The firm or firms which agree to purchase the same are hereinafter referred to as the “Underwriters” of such Purchased Securities, and the representative or representatives of the Underwriters, if any, specified in a Terms Agreement referred to in Section 3 are hereinafter referred to as the “Representatives”; provided, however, that if such Terms Agreement does not specify any representative of the Underwriters, the term “Representatives” as used in this Agreement with respect to the Purchased Securities that are the subject of such Terms Agreement (other than in Section 5(a)), shall mean the Underwriters. The term “you” or “your,” when used with reference to any particular offering of Purchased Securities, shall refer to those of you who are Underwriters with respect to such Purchased Securities.

Section 1. Representations and Warranties of the Company. The Company represents and warrants to, and agrees with, the Underwriters with respect to each offering of Purchased Securities that:

(a) A registration statement (No. 333-227202), including a prospectus, relating to the Securities has been filed with the Securities and Exchange Commission (the “Commission”) and has become effective. “Registration Statement” as of any time means such registration statement in the form then filed with the Commission, including any amendment thereto, any document incorporated by reference therein and any information in a prospectus or prospectus supplement deemed or retroactively deemed to be part thereof pursuant to Rule 430B (“Rule 430B”) or 430C (“Rule 430C”) under the Securities Act of 1933 (the “Act”) that has not been superseded or modified. “Registration Statement” without reference to a time means the Registration Statement as of the time of the first contract of sale for the Purchased Securities.

For purposes of this definition, information contained in a form of prospectus or prospectus supplement that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Registration Statement as of the time specified in Rule 430B. “Prospectus” means the final prospectus supplement and prospectus relating to the Purchased Securities filed by the Company with the Commission pursuant to Rule 424(b) under the Act (“Rule 424(b)”).

(b) The Registration Statement and the Prospectus comply in all material respects with the requirements of the Act, the Trust Indenture Act of 1939 (the “Trust Indenture Act”) and the rules and regulations of the Commission (“Rules and Regulations”), and neither of such documents includes any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of the Prospectus, in the light of the circumstances under which they were made, except that these representations and warranties in this Section 1(b) do not apply to statements in or omissions from the Registration Statement or the Prospectus based upon information furnished to the Company by or on behalf of the Underwriters expressly for use therein.

(c) As of the applicable time set forth in the Terms Agreement (the “Applicable Time”), the Statutory Prospectus, together with the Issuer Free Writing Prospectus appearing as Schedule A to the Terms Agreement for the Purchased Securities (collectively, the “General Disclosure Package”), does not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that these representations and warranties do not apply to statements in or omissions from the General Disclosure Package based upon information furnished to the Company by or on behalf of the Underwriters expressly for use therein.

As used in this paragraph and elsewhere in this agreement, “Statutory Prospectus” as of any time means the prospectus relating to the Purchased Securities that is included in the Registration Statement immediately prior to the Applicable Time. For purposes of this definition, information contained in a form of prospectus that is deemed retroactively to be a part of the Registration Statement pursuant to Rule 430B shall be considered to be included in the Statutory Prospectus as of the time that form of prospectus is actually filed with the Commission pursuant to Rule 424(b).

(d) The Company is not an ineligible issuer and is a well-known seasoned issuer, in each case as defined under the Act, in each case at the times specified in the Act in connection with the offering of the Securities. The Company will pay the registration fees for this offering within the time period required by Rule 456(b)(1)(i) under the Act (without giving effect to the proviso therein) and in any event prior to the Closing Date.

(e) Each Issuer Free Writing Prospectus listed in the Terms Agreement does not conflict with the information contained in the Registration Statement, the Statutory Prospectus or the Prospectus and each such Issuer Free Writing Prospectus, as supplemented by and taken together with the General Disclosure Package as of the Applicable Time, did not include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to statements in or omissions from an Issuer Free Writing Prospectus in reliance upon and in conformity with information furnished in writing to the Company by the Underwriters expressly for use therein.

(f) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or of any of its subsidiaries in the course of his or her actions for or on behalf of the Company or of any of its subsidiaries, has taken or will take any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “government official” (including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any political party or party official or candidate for political office) to unlawfully influence official action or secure an improper advantage; and the Company and its subsidiaries have conducted their businesses in compliance with applicable anti-corruption laws in all material respects and the Company has instituted and maintains policies and procedures reasonably designed to ensure compliance with the Foreign Corrupt Practices Act of 1977, as amended.

(g) To the knowledge of the Company, the operations of the Company and its subsidiaries are and for the past five years have been conducted in compliance in all material respects with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or binding guidelines, issued, administered or enforced by any governmental agency with jurisdiction over the Company or any of its subsidiaries (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.

(h) Neither the Company nor any of its subsidiaries, nor, to the Company’s knowledge, any director, officer or employee of the Company or any of its subsidiaries, is an individual or entity (“Person”) that is, or is controlled by a Person that is, the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (OFAC), the United Nations Security Council (UN), the European Union (EU), Her Majesty’s Treasury (UK HMT) or other relevant sanctions authority (collectively, “Sanctions”), nor located, organized or resident in a country or territory that is the subject of Sanctions (including, without limitation, Crimea, Cuba, Iran, North Korea and Syria). The Company will not use the proceeds of the offering to fund or facilitate any activities or business of or with any Person or in any country or territory that, at the time of such funding or facilitation, is the subject of Sanctions.

(i) The pro forma financial statements, if any, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus include assumptions that provide a reasonable basis for presenting the significant effects directly attributable to the transactions and events described therein, the related pro forma adjustments give appropriate effect to those assumptions, the pro forma columns therein reflect a proper application of those adjustments to the corresponding historical financial statement amounts, and the pro forma financial statements included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus comply in all material respects with the applicable accounting requirements of Regulation S-X under the Act.

(j) Except as disclosed in or contemplated by each of the Registration Statement, the General Disclosure Package, and the Prospectus, and except as would not have, individually or in the aggregate, a material adverse effect on the condition (financial or otherwise), business, properties or results of operations of the Company and its subsidiaries taken as a whole (a “Material Adverse Effect”), the Company and its consolidated subsidiaries’ information technology assets and equipment, computers, systems, networks, hardware, software, websites, applications, and databases (collectively, “IT Systems”) are adequate for, and operate and perform in all material respects as required in connection with the operation of the business of the Company and its consolidated subsidiaries as currently conducted, free and clear of, to the knowledge of the Company and its consolidated subsidiaries, all material bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its consolidated subsidiaries have implemented and maintained commercially reasonable controls, policies, procedures, and safeguards to maintain and protect their material confidential information and the integrity, continuous operation, redundancy and security of all IT Systems and data (including all personal, personally identifiable, sensitive, confidential or regulated data (“Personal Data”)) used in connection with their businesses, and, to the knowledge of the Company and its consolidated subsidiaries, there have been no breaches, violations, outages or unauthorized uses of or accesses to the same, except for those that have been remedied without material cost or liability or the duty to notify any other person, nor any incidents under internal review or investigations relating to the same. Except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its consolidated subsidiaries are, to the knowledge of the Company and its consolidated subsidiaries, presently in material compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority, internal policies and contractual obligations relating to the privacy and security of IT Systems and Personal Data and to the protection of such IT Systems and Personal Data from unauthorized use, access, misappropriation or modification.

(k) Except as disclosed in or contemplated by each of the Registration Statement, the General Disclosure Package, and the Prospectus, and except as would not have, individually or in the aggregate, a Material Adverse Effect, the Company and its subsidiaries (x) are in compliance with all applicable federal, state, local and foreign laws (including common law), rules, regulations, requirements, decisions, judgments, decrees, orders and other legally enforceable requirements relating to the environment, natural resources, pollution, hazardous or toxic substances or wastes, or the protection of human health or safety (collectively, “Environmental Laws”); (y) have received and are in compliance with all permits, licenses, certificates or other authorizations or approvals required of them under applicable Environmental Laws to conduct their respective businesses as presently conducted; and (z) have not received written notice alleging that the Company or its subsidiaries have any actual or potential liability or obligation under or relating to, or any actual or potential violation of, any Environmental Laws, including for the investigation or remediation of any disposal or release of hazardous or toxic substances or wastes, pollutants or contaminants, and have no knowledge of any event or condition that would reasonably be expected to result in any such notice; and (ii) the Company and its subsidiaries have no costs or liabilities relating or pursuant to Environmental Laws, except in the case of each of (i) and (ii) herein, for any such matter as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and (iii) except as disclosed in or contemplated by each of the Registration Statement, the General Disclosure Package and the Prospectus,(x) there is no proceeding that is pending, or that is known to be contemplated, against the Company or any of its subsidiaries under any Environmental Laws in which a governmental entity is also a party, other than such proceeding regarding which it is reasonably believed no monetary sanctions of $100,000 or more will be imposed, (y) the Company and its subsidiaries are not aware of any facts or issues regarding compliance with Environmental Laws, or liabilities or other obligations under Environmental Laws, that would reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on the capital expenditures, earnings or competitive position of the Company and its subsidiaries, and (z) none of the Company or its subsidiaries anticipates incurring capital expenditures required by or relating or pursuant to any Environmental Laws that would reasonably be expected to have a Material Adverse Effect.

Section 2. Representations and Warranties of the Company and the Underwriters. The Company represents and agrees that, unless it obtains the prior consent of the Representatives, and each Underwriter represents and agrees that, unless it obtains the prior consent of the Company and the Representatives, it has not made and will not make any offer relating to the Purchased Securities that would constitute an “issuer free writing prospectus,” as defined in Rule 433 (“Rule 433”) under the Act, or that would otherwise constitute a “free writing prospectus,” as defined in Rule 405, other than the final term sheet prepared and filed pursuant to Section 4(h) of this Agreement and one or more term sheets relating to the Purchased Securities containing customary information and conveyed to purchasers of the Purchased Securities; provided that the prior written consent of the parties hereto shall be deemed to have been given in respect of the free writing prospectuses listed in the Terms Agreement. Any such free writing prospectus consented to by the Representatives or the Company is hereinafter referred to as a “Permitted Free Writing Prospectus.” The Company agrees that (x) it has treated and will treat, as the case may be, each Permitted Free Writing Prospectus as an issuer free writing prospectus (as defined in Rule 433, an “Issuer Free Writing Prospectus”) and (y) it has complied and will comply, as the case may be, with the requirements of Rules 164 and 433 applicable to any Permitted Free Writing Prospectus, including in respect of timely filing with the Commission, legending and record keeping.

Section 3. Purchase and Offering. The obligations of the Underwriters to purchase the Purchased Securities will be evidenced by an exchange of telegraphic or other written communications substantially in the form of Schedule I attached hereto (“Terms Agreement”) at each time the Company determines to sell Purchased Securities. Each Terms Agreement shall incorporate by reference the provisions of this Agreement, except as otherwise provided therein, and shall specify the firms which will be Underwriters, the principal amount of Purchased Securities to be purchased by each Underwriter, the purchase price to be paid by the Underwriters and the terms of the Purchased Securities not otherwise specified in the Indenture, including, but not limited to, interest rates, if any, maturity, redemption provisions and sinking fund requirements. Each Terms Agreement shall also specify the time and date of delivery and payment for the Purchased Securities (the “Closing Date”) and any details of the terms of offering which should be reflected in the prospectus supplement relating to the offering of the Purchased Securities. Such prospectus supplement shall set forth the terms contained in the Terms Agreement and such other information that the Representatives and the Company agree at the time of execution of the Terms Agreement should be included in the prospectus supplement. The obligations of the Underwriters to purchase the Purchased Securities shall be several and not joint. It is understood that the Underwriters propose to offer the Purchased Securities for sale as set forth in such prospectus supplement. The Purchased Securities will be issued in definitive or book-entry form in such denominations and registered in such names as the Underwriters request.

Section 4. Covenants of the Company. In connection with each offering of Purchased Securities, the Company covenants and agrees with the Underwriters that:

(a) If at any time when, in the opinion of counsel for the Underwriters, a prospectus relating to the Purchased Securities is required to be delivered under the Act (including in circumstances where such requirement may be satisfied pursuant to Rule 172 thereunder) any event occurs as a result of which the Prospectus as then amended or supplemented would include an untrue statement of a material fact, or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or if it is necessary at any time to amend or supplement the Registration Statement or the Prospectus to comply with the Act or the Rules or Regulations thereunder, the Company promptly will prepare and file with the Commission an amendment or supplement which will correct such statement or omission, or an amendment which will effect such compliance and furnish, at its own expense, a reasonable number of copies of such amendment or supplement to you.

(b) The Company will furnish to the Representatives copies of the Registration Statement, the Prospectus, and all amendments and supplements to such documents, in each case as soon as available and in such quantities as you reasonably request; provided that no Statutory Prospectuses shall be required to be delivered to the Representatives in printed form.

(c) Before amending or supplementing the Registration Statement or the Prospectus with respect to any Purchased Securities, the Company will furnish you a copy of each proposed amendment or supplement.

(d) The Company will promptly advise the Representatives of (i) the institution by the Commission of any stop order in respect of the Registration Statement or the threatening of any proceeding for that purpose and (ii) the receipt by the Company of any notification with respect to the suspension of the qualification of the Purchased Securities in any jurisdiction or the institution or threatening of any proceedings for such purpose. The Company will use its reasonable best efforts to prevent the issuance of any such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible withdrawal thereof.

(e) The Company will arrange for the qualification of the Purchased Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as you designate and will continue such qualifications in effect so long as required for the distribution; provided, however, that the Company shall not be required to qualify to do business in any jurisdiction where it is not now so qualified or to take any action which would subject it to service of process in suits, other than those arising out of the offering or sale of the Purchased Securities, in any jurisdiction where it is not now so subject.

(f) Not later than 45 days after the end of the 12-month period beginning at the end of any fiscal quarter of the Company during which the Closing Date occurs, the Company will make generally available to its security holders an earnings statement covering such 12-month period which will satisfy the provisions of Section 11(a) of the Act and Rule 158 under the Act.

(g) The Company will pay all expenses incident to the performance of its obligations under this Agreement, including (i) expenses incurred in distributing the Statutory Prospectus and the Prospectus (including any amendments and supplements thereto), (ii) any fees charged by rating agencies for rating the Purchased Securities and (iii) all expenses incurred by the Company in connection with any “road show” presentation to potential investors, and will reimburse the Underwriters for any expenses (including fees and disbursements of counsel) incurred in connection with state securities or Blue Sky qualifications of the Purchased Securities for sale and determination of their eligibility for investment under the laws of such jurisdictions as you designate and printer’s fees relating thereto.

(h) Until one business day after the Closing Date, the Company will not offer, sell, contract to sell or announce the offering of any of its debt securities (other than the Purchased Securities) covered by any registration statement filed under the Act without prior written notice to you.

(i) The Company will prepare a final term sheet, containing solely a description of the Purchased Securities, in the form of Schedule A to the Terms Agreement and file such term sheet pursuant to Rule 433(d) within the time required by such Rule.

(j) If there occurs an event or development as a result of which the General Disclosure Package would include an untrue statement of a material fact or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances then prevailing, not misleading, the Company will notify promptly the Representatives so that any use of the General Disclosure Package may cease until it is amended or supplemented.

(k) The Company has not taken, and will not take, directly or indirectly, any action that is designed, or would reasonably be expected, to cause or result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of the Purchased Securities or to result in a violation of Regulation M under the Exchange Act.

Section 5. Conditions. The several obligations of the Underwriters to purchase and pay for any issue of Purchased Securities hereunder will be subject to the accuracy of the representations and warranties on the part of the Company herein, to the performance by the Company of its obligations hereunder and to the following additional conditions precedent:

(a) Subsequent to the execution of the Terms Agreement there shall not have occurred (i) any change, or any development involving a prospective change, in or affecting the business or properties of the Company or its subsidiaries which, in the judgment of a majority in interest of the Underwriters (including any Representatives), materially impairs the investment quality of the Purchased Securities or (ii) any downgrading in the rating of the Company’s debt securities or preferred stock by Moody’s Investors Service, Inc., Standard & Poor’s Financial Services LLC or Fitch Ratings Ltd.

(b) No stop order suspending the effectiveness of the Registration Statement or any notice that would prevent its use shall have been issued and no proceedings for that purpose shall have been instituted or, to the knowledge of the Company or the Underwriters, shall be contemplated by the Commission.

(c) The Underwriters shall have received the following:

(1) Letters of (A) PricewaterhouseCoopers LLP and (B) Deloitte and Touche LLP dated the date of the Terms Agreement and the Closing Date, in form and substance satisfactory to you, with respect to the financial statements and certain financial information contained in or incorporated by reference into the Registration Statement and the Prospectus.

(2) An opinion of the General Counsel or any Assistant General Counsel of the Company, dated the Closing Date, to the effect set forth in Exhibit A hereto.

(3) A letter of Skadden, Arps, Slate, Meagher & Flom LLP, counsel to the Company, dated as of the Closing Date, to the effect set forth in Exhibit B hereto.

(4) An opinion or opinions of counsel for the Underwriters as to such of the matters stated in clauses (2) and (3) above as you shall request.

(5) A certificate of any one of the Chief Executive Officer, Chief Financial Officer, General Counsel, the Corporate Secretary, the Controller or any Assistant Corporate Secretary of the Company, dated the Closing Date, in which such officer, to the best of his or her knowledge after reasonable investigation, shall state that the representations and warranties of the Company in this Agreement are true and correct, that the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Closing Date, that no stop order suspending the effectiveness of the Registration Statement or any notice that would prevent its use has been issued and no proceedings for that purpose have been instituted or are contemplated by the Commission, and that, subsequent to the dates of the most recent financial statements in the Prospectus, there has been no material adverse change, or any development involving a prospective material adverse change, in the business, financial position or results of operations of the Company and its subsidiaries, taken as a whole, except as set forth or contemplated in the General Disclosure Package and the Prospectus or as described in such certificate.

(6) Certificates, dated as of the date of the Closing Date, signed by the Chief Financial Officer or the Controller of the Company, with respect to certain financial data contained in or incorporated by reference in each of the General Disclosure Package and the Prospectus, in form and substance reasonably satisfactory to the Underwriters.

Section 6. Indemnification. (a) The Company will indemnify and hold harmless each Underwriter and each person, if any, who controls such Underwriter within the meaning of the Act against any losses, claims, damages or liabilities, joint or several, to which such Underwriter or such controlling persons may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the General Disclosure Package, any Issuer Free Writing Prospectus, the Statutory Prospectus, the Registration Statement, the Prospectus, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the case of the General Disclosure Package, the Statutory Prospectus or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made, not misleading; and will reimburse each Underwriter and each such controlling person, as incurred, for any legal or other expenses reasonably incurred by such Underwriter or such controlling person in connection with investigating or defending any such loss, claim, damage, liability or action, provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in any such documents in reliance upon and in conformity with written information furnished to the Company by or on behalf of any Underwriter specifically for use therein. This indemnity agreement will be in addition to any liability which the Company may otherwise have.

(b) The Underwriters, severally, will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the Registration Statement and each person, if any, who controls the Company within the meaning of the Act, against any losses, claims, damages or liabilities to which the Company or any such director, officer or controlling person may become subject, under the Act or otherwise, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the General Disclosure Package, any Issuer Free Writing Prospectus, the Statutory Prospectus, the Registration Statement, the Prospectus or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of the General Disclosure Package, the Statutory Prospectus or any Issuer Free Writing Prospectus, in the light of the circumstances under which they were made, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Underwriter specifically for use therein; and will reimburse, as incurred, any legal or other expenses reasonably incurred by the Company or any such director, officer or controlling person in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which such Underwriter may otherwise have.

(c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the “Indemnified Party”) shall promptly notify the person against whom such indemnity may be sought (the “Indemnifying Party”) in writing and the Indemnifying Party, upon request of the Indemnified Party, shall retain counsel reasonably satisfactory to the Indemnified Party to represent the Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements reasonably incurred of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm for all such Indemnified Parties. Such firm shall be designated in writing by the Representatives in the case of parties indemnified pursuant to Section 6(a) and by the Company in the case of parties indemnified pursuant to Section 6(b). No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending or threatened action in respect of which any Indemnified Party is or could have been a party and indemnity could have been sought hereunder by such Indemnified Party unless such settlement (i) includes an unconditional release of such Indemnified Party from all liability on any claims that are the subject matter of such action and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act by or on behalf of an Indemnified Party. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any loss or liability by reason of such settlement or judgment.

(d) If the indemnification provided for in this Section 6 is unavailable or insufficient to hold harmless an Indemnified Party, then each Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Underwriters on the other from the offering of the Purchased Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and of the Underwriters on the other in connection with the statements or omissions which resulted in such losses, claim, damages or liabilities, as well as any other relevant equitable consideration. The relative benefits received by the Company on the one hand and the Underwriters on the other in connection with the offering of the Purchased Securities shall be deemed to be in the same proportion as the total net proceeds from the offering of such Securities (before deducting expenses) received by the Company bear to the total underwriting discounts and commissions received by the Underwriters in respect thereof. The relative fault of the Company on the one hand and of the Underwriters on the other shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Underwriters and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(e) The Company and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section were determined by pro rata allocation or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 6, no Underwriter shall be required to contribute any amount in excess of the amount by which the total price at which the Purchased Securities underwritten and distributed to the public by such Underwriter were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section are several in proportion to the respective principal amounts of Purchased Securities purchased by such Underwriters and not joint.

Section 7. Default of Underwriters. If any Underwriter or Underwriters default in their obligations to purchase Purchased Securities under any Terms Agreement and the aggregate principal amount of Purchased Securities which such defaulting Underwriter or Underwriters agreed but failed to purchase does not exceed 10% of the total principal amount of Purchased Securities, you may make arrangements satisfactory to the Company for the purchase of such Purchased Securities by other persons, including any of the Underwriters, but if no such arrangements are made by the Closing Date the non-defaulting Underwriters shall be obligated severally, in proportion to their respective commitments under such Terms Agreement, to purchase the Purchased Securities which such defaulting Underwriters agreed but failed to purchase. If any Underwriter or Underwriters so default and the aggregate principal amount of Purchased Securities with respect to which such default or defaults occur is more than 10% of the total principal amount of Purchased Securities and arrangements satisfactory to you and the Company are not made within thirty-six hours after such default, such Terms Agreement will terminate without liability on the part of any non-defaulting Underwriter or the Company, except as provided in Section 11. As used in this Agreement, the term “Underwriter” includes any person substituted for an Underwriter under this Section. The foregoing obligations and agreements set forth in this Section will not apply if the Purchased Securities are being purchased pursuant to a “bought deal” which is identified as such in the Terms Agreement. Nothing herein will relieve a defaulting Underwriter from liability for its default.

Section 8. Termination. If Purchased Securities are being purchased pursuant to a “firm bid” which is identified as such in the Terms Agreement, such Terms Agreement shall be subject to termination in your absolute discretion, by notice given to the Company prior to delivery of and payment for the Purchased Securities, if prior to such time there shall have occurred (i) any suspension or limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market if, in your judgment, the effect of any such suspension makes it impractical or inadvisable to proceed with solicitations of purchases of, or sales of, Purchased Securities; (ii) any banking moratorium declared by Federal or New York authorities; or (iii) any outbreak or escalation of major hostilities in which the United States is involved, any declaration of war by Congress or any other substantial national or international calamity or emergency if, in your judgment, the effect of any such outbreak, escalation, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the sale of and payment for the Purchased Securities.

Section 9. Acknowledgements. The Company acknowledges that in connection with the offering of the Purchased Securities: (a) the Underwriters have acted at arm’s length, are not agents of, and owe no fiduciary duties to, the Company, (b) the Underwriters owe the Company only those duties and obligations set forth in this Agreement and any Terms Agreement and (c) the Underwriters may have interests that differ from those of the Company. The Company waives to the full extent permitted by applicable law any claims it may have against the Underwriters arising from an alleged breach of fiduciary duty owed to the Company in connection with the offering of the Purchased Securities.

In accordance with the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Company, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

Section 10. Entire Agreement. This Agreement and the Terms Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Purchased Securities, represent the entire agreement between the Company and the Underwriters with respect to the preparation of the Prospectus and the General Disclosure Package, and the conduct of the offering, and the purchase and sale of the Purchased Securities.

Section 11. Survival of Representations, Warranties, etc. The respective representations, warranties, agreements and indemnities of the Company and the Underwriters set forth in or made pursuant to this Agreement will remain in full force and effect regardless of any investigation, or statement as to the results thereof, made by or on behalf of the Underwriters or the Company or any of its officers or directors or any controlling person, and will survive delivery of and payment for the Purchased Securities. If any Terms Agreement is terminated pursuant to Section 8 or if for any reason the purchase of the Purchased Securities by the Underwriters pursuant to such Terms Agreement is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4(f) and the respective obligations of the Company and the Underwriters pursuant to Section 6 shall remain in effect. If any Terms Agreement shall be terminated by the Underwriters, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement or under such Terms Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement or under such Terms Agreement, the Company will reimburse the Underwriters or such Underwriters as have so terminated such Terms Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and expenses of their counsel) reasonably incurred by them in connection with the Purchased Securities.

Section 12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 6 hereof, and no other person will have any right or obligation hereunder.

Section 13. Counterparts. This Agreement may be executed in one or more counterparts and it is not necessary that signatures of all parties appear on the same counterpart, but such counterparts together shall constitute but one and the same agreement.

Section 14. Recognition of the U.S. Special Resolution Regimes. (a) In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United State.

(b) In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this Section a “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k). “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b). “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable. “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

Section 15. Applicable Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company and each Underwriter hereby submits to the non-exclusive jurisdiction of the Federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby. The Company and each Underwriter irrevocably and unconditionally waives any objection to the laying of venue of any suit or proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby in Federal and state courts in the Borough of Manhattan in The City of New York and irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such suit or proceeding in any such court has been brought in an inconvenient forum.

Section 16. Waiver of Jury Trial. The Company and each Underwriter hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement, any Terms Agreement or the transactions contemplated hereby or thereby.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to us the enclosed duplicate hereof, whereupon it will become a binding agreement between the Underwriters and the Company in accordance with its terms.

Very truly yours,

DUPONT DE NEMOURS, INC.

By:	/s/ Lori Koch
Name: Lori Koch
Title: Chief Financial Officer

[Signature Page to the Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

BofA Securities, Inc.

For themselves and as Representatives of

the several Underwriters named in Schedule B to

the Terms Agreement dated the date hereof

BOFA SECURITIES, INC.

By:	/s/ Laurie Campbell
Name: Laurie Campbell
Title: Managing Director

[Signature Page to the Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

For themselves and as Representatives of

the several Underwriters named in Schedule B to

the Terms Agreement dated the date hereof

CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

[Signature Page to the Underwriting Agreement]

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.

MUFG Securities Americas Inc.

For themselves and as Representatives of

the several Underwriters named in Schedule B to

the Terms Agreement dated the date hereof

MUFG SECURITIES AMERICAS INC.

By:	/s/ Richard Testa
Name: Richard Testa
Title: Managing Director

[Signature Page to the Underwriting Agreement]

SCHEDULE I

DUPONT DE NEMOURS, INC.

(the “Company”)

Debt Securities

TERMS AGREEMENT

April 28, 2020

DuPont de Nemours, Inc.

Attention: 974 Centre Road

        Building 730

        Wilmington, DE 19805

Ladies and Gentlemen:

On behalf of the several Underwriters named in Schedule B hereto and for their respective accounts, we offer to purchase, severally and not jointly, on and subject to the terms and conditions of the Underwriting Agreement dated April 28, 2020 (the “Underwriting Agreement”) the following securities (the “Notes”) on the following terms:

Title of Securities:	2.169% Notes due 2023 (the “Notes”).

Aggregate Principal Amount Offered:	$2,000,000,000.

Interest Rate:	2.169% per annum.

Maturity Date:	May 1, 2023.

Optional Redemption:	The Company may redeem the Notes prior to their maturity at its option for cash, any time in whole or from time to time in part, at the redemption price described in the prospectus supplement under “Description of Notes—Optional Redemption.”

Special Mandatory Redemption:	If the N&B Merger (as defined under “Description of Notes—Special Mandatory Redemption” in the prospectus supplement) is consummated, the Company will be required to redeem each series of the Notes at a redemption price equal to 100% of the aggregate principal amount of such series of Notes plus accrued and unpaid interest, if any, to but not including the date of redemption.

Purchase Price:	99.600% plus accrued interest, if any, from May 1, 2020

Other Terms:	As described in the General Disclosure Package.

Approved Issuer Free Writing Prospectuses pursuant to Section 2 of the Underwriting Agreement:	Final Term Sheet dated April 28, 2020, as filed pursuant to Rule 433.

Applicable Time:	4:45 P.M.

Closing	10:00 A.M. on May 1, 2020 at Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York.

Trustee:	U.S. Bank National Association.

The respective principal amounts of the Notes to be purchased by each of the Underwriters are set forth opposite their names in Schedule B hereto.

The provisions of the Underwriting Agreement are incorporated herein by reference. This represents a “firm bid” for purposes of Section 8 of the Underwriting Agreement.

Each Underwriter, severally and not jointly, agrees in connection with the initial distribution of the Notes to comply with the selling restrictions set forth under the caption “Underwriting—Selling Restrictions” in the Company’s prospectus supplement, dated as of the date hereof, to the extent such selling restrictions are applicable to such Underwriter.

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and return it to us.

Very truly yours,

BOFA SECURITIES, INC. For themselves and as Representatives of the several Underwriters named in Schedule B BOFA SECURITIES, INC.

By:	/s/ Laurie Campbell
Name: Laurie Campbell
Title: Managing Director

[Signature Page to the Terms Agreement]

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and return it to us.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC. For themselves and as Representatives of the several Underwriters named in Schedule B CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Brian D. Bednarski
Name: Brian D. Bednarski
Title: Managing Director

[Signature Page to the Terms Agreement]

Please signify your acceptance of our offer by signing the enclosed response to us in the space provided and return it to us.

Very truly yours,

MUFG SECURITIES AMERICAS INC. For themselves and as Representatives of the several Underwriters named in Schedule B MUFG SECURITIES AMERICAS INC.

By:	/s/ Richard Testa
Name: Richard Testa
Title: Managing Director

[Signature Page to the Terms Agreement]

SCHEDULE A

Free Writing Prospectus

Filed pursuant to Rule 433

Dated April 28, 2020

Relating to

Preliminary Prospectus Supplement dated April 28, 2020 to

Prospectus dated September 5, 2018

Registration Statement No. 333-227202

DuPont de Nemours, Inc.

Final Term Sheet

April 28, 2020

$2,000,000,000 2.169% Notes due 2023

Issuer:	DuPont de Nemours, Inc.

Title of Securities:	2.169% Notes due 2023 (the “Notes”).

Ratings (Moody’s / S&P / Fitch)*:	Baa1 / BBB+ / BBB+ (stable outlook / negative watch / stable outlook).

Distribution:	SEC-registered.

Trade Date:	April 28, 2020.

Settlement Date (T+3)**:	May 1, 2020.

Maturity Date:	May 1, 2023.

Principal Amount Offered:	$2,000,000,000.

Price to Public (Issue Price):	100.000%.

Yield to Maturity:	2.169%.

Interest Rate:	2.169% per annum.

Interest Payment Dates:	Interest on the Notes will accrue from May 1, 2020 and will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing November 1, 2020.

Benchmark Treasury:	0.250% due April 15, 2023.

Spread to Benchmark Treasury:	+ 190 basis points.

Benchmark Treasury Price:	99-30 1⁄4.

Benchmark Treasury Yield:	0.269%.

Optional Redemption:	Make-whole call at any time at the greater of 100% or the discounted present value of the remaining scheduled payments of principal and interest from the redemption date to the maturity date at Treasury Rate plus 30 basis points.

Special Mandatory Redemption:	If the N&B Merger (as defined under “Description of Notes— Special Mandatory Redemption” in the prospectus supplement) is consummated, the Issuer will be required to redeem the Notes at a redemption price equal to 100% of the aggregate principal amount of the Notes plus accrued and unpaid interest, if any, to but not including the date of redemption.

Joint-Bookrunners:

BofA Securities, Inc.
Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

BNP Paribas Securities Corp.

Credit Suisse Securities (USA) LLC

Goldman Sachs & Co. LLC

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

SMBC Nikko Securities America, Inc.

Co-Managers:

HSBC Securities (USA) Inc.

Santander Investment Securities Inc.

SG Americas Securities, LLC

TD Securities (USA) LLC

ABN AMRO Securities (USA) LLC

Scotia Capital (USA) Inc.

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

Citizens Capital Markets, Inc.

Loop Capital Markets LLC

Siebert Williams Shank & Co., LLC

Sch. A-2

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof.

CUSIP:	26614N AA0.

ISIN:	US26614NAA00.

*	A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.
**

It is expected that delivery of the Notes will be made against payment thereof on or about May 1, 2020, which will be the third business day following the date of pricing of the notes (such settlement cycle being herein referred to as “T+3”). Under Rule 15c6-1, under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date hereof or the next succeeding business day will be required, by virtue of the fact that the notes initially will settle T+3, to specify an alternate arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes during the period described above should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting (i) BofA Securities, Inc. toll free at 1-800-294-1322, (ii) Citigroup Global Markets Inc. toll free at 1-800-831-9146 or (iii) MUFG Securities Americas Inc. toll free at 1-877-649-6848.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.

Sch. A-3

SCHEDULE B

Underwriters	Principal Amount of 2.169% Notes due 2023
BofA Securities, Inc.	$333,334,000
Citigroup Global Markets Inc.	333,333,000
MUFG Securities Americas Inc.	333,333,000
BNP Paribas Securities Corp.	110,000,000
Credit Suisse Securities (USA) LLC	110,000,000
Goldman Sachs & Co. LLC	110,000,000
J.P. Morgan Securities LLC	110,000,000
Mizuho Securities USA LLC	110,000,000
SMBC Nikko Securities America, Inc.	110,000,000
HSBC Securities (USA) Inc.	52,000,000
Santander Investment Securities Inc.	52,000,000
SG Americas Securities, LLC	52,000,000
TD Securities (USA) LLC	52,000,000
ABN AMRO Securities (USA) LLC	25,500,000
Scotia Capital (USA) Inc.	25,500,000
Standard Chartered Bank	25,500,000
U.S. Bancorp Investments, Inc.	25,500,000
Citizens Capital Markets, Inc.	10,000,000
Loop Capital Markets LLC	10,000,000
Siebert Williams Shank	10,000,000

Total	$2,000,000,000